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                                                                      EXHIBIT 99


                              DIRECT STOCK PURCHASE
                                       AND
                           DIVIDEND REINVESTMENT PLAN


         This Plan supersedes the EastGroup Properties, Inc. Dividend Reinvestment Plan in its entirety. Stockholders who are currently participating in the EastGroup Properties, Inc. Dividend Reinvestment Plan will be automatically enrolled in the Plan. See Paragraph 9 "Initial Direct Stock Purchase" for information regarding initial purchases of Common Stock through the Plan.

1.     DEFINITIONS

              The following terms when used herein shall have the following definitions:

              "Agent" shall mean any dividend reinvestment agent as from time to time may be appointed by EastGroup as agent to administer the Plan. EastGroup has appointed Harris Trust and Savings Bank as Agent for the Plan.

              "Authorization Form" shall mean such authorization form as EastGroup or the Agent may from time to time or upon request furnish a person or entity and which shall be returned to the Agent by such person or entity to indicate their election to participate in specified portions of the Plan.

              "Cash Payment" shall have the meaning set forth in Paragraph 8.

              "Common Stock" shall mean shares of common stock, $0.0001 par value per share, of EastGroup.

              "Dividend Payment Date" shall mean the date on which dividends are paid on the Common Stock. These dates usually occur in the fourth week of March, June, September and December.

              "EastGroup" shall mean EastGroup Properties, Inc.

              "Initial Cash Payment" shall have the meaning set forth in Paragraph 9.

              "New York Stock Exchange" shall mean the New York Stock Exchange, Inc. or any successor institution on which the Common Stock is listed.



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              "Participant" shall mean any person or entity who has returned a properly completed Authorization Form to EastGroup or the Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by EastGroup.

              "Plan" shall mean this Direct Stock Purchase and Dividend Reinvestment Plan.

              "Purchase Date" shall have the meaning set forth in Paragraph 7.

2.     PURPOSE

              The purpose of this Plan is to enable Participants to (i) have all or part of their Common Stock dividends automatically reinvested in additional shares of Common Stock of EastGroup; (ii) make additional cash purchases of Common Stock, including monthly purchases by automatic deduction from a designated bank account; and (iii) make initial investments in Common Stock. Because Common Stock acquired under the Plan will be purchased directly from EastGroup, no brokerage commissions will be incurred by Participants in making the purchases.

3.     ELIGIBILITY FOR PARTICIPATION IN THE PLAN

              Any person, whether or not a holder of record of shares of Common Stock, is eligible to participate in the Plan and may do so by completing, signing and returning to EastGroup or the Agent the Authorization Form furnished to them by EastGroup or the Agent. The Agent shall make such arrangements as are necessary and customary to permit participation in the Plan by beneficial owners of Common Stock whose shares are registered in names other than their own through brokers, banks, nominees or other record holders; provided, however, that EastGroup reserves the right to refuse to permit such a broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in EastGroup's judgment result in excessive cost or burden to EastGroup or endanger EastGroup's status as a real estate investment trust. Although the Common Stock is not registered in their own names, EastGroup may permit participants in its employee benefits plan to participate in the Plan on such terms and conditions as EastGroup may from time to time establish for such purposes. EastGroup reserves the right to exclude from participation in the Plan or modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices that are not consistent with the purposes of the Plan, including, but not limited to, utilization of the Plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the Common Stock.

4.     ADMINISTRATION OF THE PLAN

              The Agent shall administer the Plan and EastGroup shall pay all the costs of such administration. The Agent will maintain records and perform such other duties as may be required. In addition, the Agent will send to each Participant (i) after each purchase of Common Stock, a statement that will show the amount of the Cash Payment or dividend, the purchase price per share of Common Stock, the number of shares of Common Stock purchased, the total number of certificated and noncertificated shares of Common Stock owned by the Participant and the total number of shares of Common Stock owned by the Participant; and (ii) annual and other reports to stockholders, proxy statements and income tax information for reporting dividends.

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Common Stock purchased by a Participant through Cash Payments or reinvested dividends will be credited to the Participant's Plan account. Upon request of the Participant and the payment of a $5.00 service fee, the Agent will furnish certificates for shares of Common Stock in the Participant's Plan account. No certificates will be issued for fractional shares but the market value thereof will be paid in cash to a requesting Participant. See Paragraph 13 "Certificates for Purchased Common Stock."

              The Agent will have the responsibility for furnishing certificates for shares of Common Stock and any cash payment in lieu of fractional shares owned by a Participant upon request or termination of participation by the Participant. See Paragraph 12 "Termination Fee."

5.     REINVESTMENT OF DIVIDENDS

              Participants may elect to have dividends on all or part of their Common Stock automatically reinvested by completing the Authorization Form to that effect and returning it to the Agent. Reinvestment of dividends shall commence with dividends paid on the next Dividend Payment Date following receipt of the Authorization Form provided it is received before the record date for the dividend. Should an Authorization Form be received by the Agent on or after the record date, dividend reinvestment will commence with the following dividend.

6.     PURCHASE OF SHARES

              The Agent shall apply all dividend reinvestments and Cash Payments to the purchase of Common Stock. Such purchases shall be made directly from EastGroup. The price at which Common Stock shall be purchased by reinvested dividends and Cash Payments on each Purchase Date shall be the average of the high and low sales prices of the shares of Common Stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions, on the Purchase Date, or if no such transactions are reported on such date, then on the next preceding date when such shares of Common Stock have been sold. If The Wall Street Journal is not published, in the case of reinvested dividends or in the case of a Cash Payment, on a Purchase Date, EastGroup may determine the price of the Common Stock by reference to The New York Times or by any other appropriate method.

7.     PURCHASE PROCEDURES

              The Agent shall purchase Common Stock on behalf of the Plan once a month, on the last business day of the month or on the Dividend Payment Date if such date is not on the last business day of the month (each, a "Purchase Date"), with the proceeds of all dividend payments received by the Agent prior to such Purchase Date and Cash Payments received by the Agent at least two business days prior to such Purchase Date, except to the extent that applicable law may require the curtailment or suspension of or otherwise limit purchases of Common Stock. Upon completion of the purchase of Common Stock by the Agent with any payment received by it representing dividends and/or Cash Payments, the Agent shall calculate the number of shares of Common Stock purchased and the aggregate purchase prices for purchases from dividends and

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for purchases from Cash Payments. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by the Agent between Purchase Dates.

8.     CASH PAYMENTS

              Any Participant may, at his or her option, at any time and from time to time, including, but not limited to, monthly, send to the address indicated in Paragraph 22 a check or money order payable to the order of "Harris Bank/EastGroup Properties, Inc." in any amount (provided, however, that the minimum amount of any optional cash purchase under the Plan is $500 per investment and the maximum amount of optional cash purchases under the Plan is $10,000 in any one quarter) accompanied by written instructions directing that the payment be applied to the purchase of additional shares of Common Stock for the Participant under the Plan. Any such Cash Payment by a Participant, as well as any Initial Cash Payment described in Paragraph 9, is referred to herein as a "Cash Payment." The Agent shall credit a Cash Payment to the Plan account of the Participant as described in Paragraph 7 above. The Agent shall apply all such Cash Payments, whether received in conjunction with dividend reinvestments or separately, to the purchase of additional shares of Common Stock as described in Paragraph 6 above. Participants may obtain a refund of any Cash Payment not yet invested provided the request for such refund is received in writing at the address indicated in Paragraph 22 at least two business days prior to the time the payment would otherwise be applied to the purchase of additional shares. All Cash Payments must be in United States funds and drawn on a United States bank. A Participant may authorize the Agent (using such forms as shall be acceptable to the Agent) to deduct a specified amount each month as a Cash Payment from an account maintained by such Participant at a bank or other financial institution, and any such automatic transfer of funds shall be treated in the same manner as other Cash Payments; provided, however, that any such amount or amounts so deducted shall be not less than $500 and such amount or amounts shall not be in the aggregate more than $10,000 in any one quarter.

9.     INITIAL DIRECT STOCK PURCHASE

              Any person or entity who is not a holder of record of shares of Common Stock may join the Plan by completing and signing an Authorization Form and returning it to the Agent together with a check or money order (an "Initial Cash Payment") payable to "Harris Bank/EastGroup Properties, Inc.," in any amount not less than $500, but not more than $10,000. Upon acceptance of such Initial Cash Payment and completed Authorization Form, such person or entity will become a Participant under the Plan.

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10.    CALCULATION OF COMMON STOCK PURCHASED

              The number of shares of Common Stock purchased, including fractional shares of Common Stock rounded to three decimal places, shall be determined by dividing the amount of the dividends reinvested and/or the Cash Payments by the purchase price per share of Common Stock.

11.    MODIFICATION OR TERMINATION OF PARTICIPATION

              Participants may modify participation in the dividend reinvestment portion of the Plan by notifying the Agent in writing of the increased or decreased number of shares of Common Stock with which they wish to participate. Participants may terminate participation in the dividend reinvestment portion of the Plan at any time by notifying the Agent in writing to that effect and forwarding a $5.00 service fee with such notice. Any notice is effective only upon receipt. If such notice and fee is received by the Agent before any record date for dividend payment, the Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Dividend Payment Date. To reenter the Plan after termination, the stockholder must complete a new Authorization Form. The Agent may terminate the participation of any account by written notice to the Participant and to EastGroup. Upon termination of participation in the Plan, the Agent will send the Participant a certificate for the Common Stock and cash for any fractional shares of Common Stock, as provided herein.

              The Agent shall terminate the Participant's Plan account upon receipt of written notice of the Participant's death or adjudication of incompetency, provided, however, in the event of any such notice, the Agent shall retain all Common Stock in the Participant's Plan account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Agent of the legal representative's right to receive such Common Stock.

12.    TERMINATION FEE

              A service fee of $5.00 will be charged by the Agent and is required to be forwarded by the Participant with any notice of termination or such fee may be deducted from the Participant's account in the event of termination by the Participant of his or her participation in the Plan.

13.    CERTIFICATES FOR PURCHASED COMMON STOCK

              A stockholder who has purchased Common Stock under the Plan and wishes to obtain certificates for those shares of Common Stock may do so by notifying the Agent in writing to that effect and forwarding a $5.00 service fee with such notice. However, no certificate will be issued for fractional shares of Common Stock. The market value of any fractional shares will be paid in cash to a stockholder requesting a certificate for all of his or

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her noncertificated shares of Common Stock. Participants will be charged a $5.00 service fee in the event of a request for certificates.

14.    CERTIFICATE SAFEKEEPING

              The Agent will provide certificate safekeeping. Participants who wish to deposit their Common Stock certificates with the Agent shall mail their written request, a $5.00 service fee and their certificates, unendorsed, to the Agent. Participants will be charged $5.00 for each transaction involving the putting of one or more certificates into safekeeping.

15.    STOCK SPLITS OR STOCK DIVIDENDS

              Any dividends of Common Stock resulting from stock splits or stock dividends will be credited to the Participant's Plan account.

16.    VOTING

              All Common Stock credited to a Participant's account under the Plan shall be voted by the Participant. If, on the record date for a meeting of stockholders, there are shares of Common Stock credited to the Plan account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's Common Stock, including shares of Common Stock credited to the Participant's Plan account. If the Participant returns an executed proxy to the Agent, the Common Stock will be voted as directed with respect to all of Participant's shares of Common Stock (including any fractional shares), or the Participant may vote all of the Common Stock in person at the meeting. In the absence of any such direction or attendance at the meeting, such Common Stock will not be voted by the Agent.

17.    LIABILITY

              Neither EastGroup, the Agent, nor any agent for either, in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (i) arising out of a failure to terminate the Participant's account upon such Participant's death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency; (ii) with respect to the prices at which Shares are purchased for a Participant's account; or (iii) with respect to any fluctuation in market value before or after any purchase of shares. Neither the Agent, EastGroup nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

18.    TAX

              It is understood that the automatic reinvestment of dividends or investment of Cash Payments under this Plan does not relieve the Participant of any income tax liability

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arising as a result of such dividends and investments. The Plan will report to each Participant the amount of dividends and investments credited to the Participant's account.

19.    TERMINATION, SUSPENSION OR MODIFICATION

              EastGroup reserves the right to modify, suspend or terminate the Plan at any time by written instrument.


20.    CHECKS OR DRAFTS

              The Participant shall have no right to draw checks or drafts against the Participant's Plan account or to give instructions to the Agent in respect of any shares of Common Stock held therein except as expressly provided herein.

21.    COMPLIANCE WITH APPLICABLE LAW AND REGULATIONS

              EastGroup's obligation to offer, issue or sell its Common Stock hereunder shall be subject to EastGroup's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Common Stock. EastGroup may elect not to offer or sell its Common Stock hereunder to stockholders residing in any jurisdiction where, in the sole discretion of EastGroup, the burden or expense of compliance with applicable blue sky or securities laws makes that offer or sale impracticable or inadvisable.

22.    NOTICES

              Any notice or request required or permitted to be given to the Agent by a Participant shall be in writing and delivered to Harris Trust and Savings Bank, Attention: Dividend Reinvestment Unit, 311 West Monroe Street, P.O. Box A3309, Chicago, Illinois 60690, by first-class mail, postage prepaid. Notices to the Participant may be given by the Agent by first-class mail, postage prepaid, addressed to the Participant at his or her last known address as reflected by the records of the Agent. The Participant agrees to notify the Agent promptly in writing of any change of address.

23.    GOVERNING LAW

              This Plan shall be governed by and construed in accordance with the laws of the State of Maryland.



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